Exhibit 99.1
Block Communications, Inc. Announces Proposed Offering of Senior Notes
TOLEDO, Ohio — December 5, 2005 — Block Communications, Inc. (the “Company”) announced today that they intend to offer $150.0 million in aggregate principal amount of senior notes due 2015 (the “Senior Notes”). The Company will use the net proceeds of the offering, together with the borrowings under the new senior credit facilities, to repurchase or redeem all of their outstanding 9 1/4% Senior Subordinated Notes due 2009, the outstanding principal amount of which was $175.0 million as of September 30, 2005, to repay all of their outstanding indebtedness under their existing senior credit facilities, which was $73.5 million as of September 30, 2005, and for general corporate purposes.
The Senior Notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Senior Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
The Company is a privately held diversified media company with operations in cable television, telecommunications, newspaper publishing, and television broadcasting. The Company’s Buckeye CableSystem is located in the greater Toledo, Ohio metropolitan area and the Sandusky, Ohio area, and is one of the largest privately owned cable systems in the United States. Through Buckeye TeleSystem, the Company owns and operates a facilities-based telephony that serves mid- to large-size businesses located primarily in the Toledo market serviced by the Company’s cable system. In addition, the Company publishes two daily metropolitan newspapers, the Pittsburgh Post-Gazette in Pittsburgh, Pennsylvania and The Blade in Toledo and owns and operates four television stations — two in Louisville, Kentucky and one each in Boise, Idaho and Lima, Ohio — and is a two-thirds owner of a television station in Decatur, Illinois.
Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements. Factors that may materially affect our future financial condition and results of operations, as well as any forward-looking statements, include economic and market conditions and many other factors beyond our control. For an additional discussion of risk factors related to our future financial condition and results of operations, see the reports and documents the Company files with the Securities and Exchange Commission.